UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Paychex, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 3, 2009

Dear Paychex Stockholder:

The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, October 13, 2009 at 10:00 a.m. Eastern Time at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.

This booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, written proxy, or written ballot at the Annual Meeting. We encourage you to use the Internet as it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Secretary of the Company at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

Jonathan J. Judge
President and Chief Executive Officer

PAYCHEX, INC.

911 Panorama Trail South •  Rochester, New York 14625-2396

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	10:00 a.m. Eastern Time on Tuesday, October 13, 2009. Continental breakfast will be available from 9:00 a.m. to 10:00 a.m.

Location:	Rochester Riverside Convention Center, 123 East Main Street Rochester, New York 14604

Items of Business:	(1) To elect seven nominees to the Board of Directors for one-year terms.

(2) To ratify selection of the independent registered public accounting firm.

(3) To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

Record Date:	Stockholders of record as of the close of business on August 14, 2009, are entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. You may vote either by signing and returning the enclosed proxy card, via the Internet, by telephone, or by written ballot at the Annual Meeting as more fully described in the Proxy Statement.

Annual Meeting Webcast:	The Annual Meeting will be simultaneously broadcast over the Internet at 10:00 a.m. Eastern Time on October 13, 2009. It can be accessed at the Investor Relations page at www.paychex.com, and will be archived and available for replay for approximately one month.

September 3, 2009 By Order of the Board of Directors John M. Morphy Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 13, 2009

Paychex, Inc.’s Proxy Statement and Annual Report for the year ended May 31, 2009 are available at
http://investor.paychex.com/annual.aspx

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS OF PAYCHEX, INC.
TO BE HELD ON OCTOBER 13, 2009

This Proxy Statement is being mailed to stockholders of Paychex, Inc. (“Paychex”, the “Company”, “we,” or “our”), a Delaware corporation, on or about September 3, 2009, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, October 13, 2009 at 10:00 a.m. Eastern Time at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.

Stockholders Entitled to Vote; Outstanding Shares; Quorum

Paychex has one class of shares outstanding, designated common stock, $0.01 par value per share. The Board has fixed the close of business on August 14, 2009 as the record date for determining the holders of common stock entitled to notice of, and to vote at, the Annual Meeting. As of the record date, 361,757,338 shares of common stock were issued and outstanding. A majority of the outstanding shares (180,878,670 shares) present at the Annual Meeting in person or by proxy will constitute a quorum. A quorum is necessary to hold a valid meeting. Stockholders will be entitled to one vote for each share of common stock held as of the record date.

How to Vote

Your vote is very important and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy in accordance with the instructions on your proxy card, voting instruction form (from your bank or broker), or the instructions that you received through electronic mail. There are three convenient ways to submit your vote by proxy:

•	Voting by Internet — You can vote via the Internet by visiting the website noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•	Voting by telephone — You can also vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

•	Voting by mail — If you choose to vote by mail, simply mark your proxy card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

The deadline for Internet or telephone voting is 11:59 p.m. Eastern Time on Monday, October 12, 2009. If you vote by telephone or the Internet, you do not need to return your proxy card.

Signing and returning your proxy card or submitting your proxy via the Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting and your shares are registered in your name. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Revoking Your Proxy

You can revoke your proxy at any time prior to it being voted at the Annual Meeting by:

•	providing written notice of revocation to the Secretary of the Company;

•	submitting a later-dated proxy via the Internet, telephone, or mail; or

•	voting in person at the Annual Meeting.

General Information on Voting

All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. Shares voted by proxy card received without choices specified will be voted FOR the seven nominees for election to the Board and FOR the ratification of the selection of the independent registered public accounting firm (the “independent accountants”).

Abstentions are counted for the purpose of establishing a quorum and will have the same effect as a vote against a proposal (other than the election of directors). Broker non-votes occur when a broker does not vote on a non-routine matter because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner to vote. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal and thus will not affect the outcome of the vote.

Vote Required

Our By-laws provide that each director shall be elected by a majority of the votes cast for the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A majority of the votes cast means that the number of shares voted “for” the election of a director nominee must exceed the number of votes cast “against” the nominee. If a nominee that is an incumbent director does not receive a required majority of the votes cast, the director shall offer to tender his or her resignation to the Board. The Governance and Compensation Committee of the Board shall consider such offer and will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the committee’s recommendation and will determine whether to accept such offer.

The table below shows the vote required to approve each of the proposals described in this Proxy Statement, assuming the presence of a quorum at the Annual Meeting.

Proposal Number	Proposal Description	Vote Required

Proposal 1	Election of seven nominees to the Board of Directors	Majority of the votes duly cast*

Proposal 2	Ratification of the selection of the independent registered public accounting firm	Majority of the votes duly cast*

*	without regard to broker non-votes

Voting by Participants in the Paychex Employee Stock Ownership Plan Stock Fund

If a stockholder is a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex 401(k) Incentive Retirement Plan (the “401(k) Plan”), the proxy card also will serve as a voting instruction for Fidelity Management Trust Company (the “Trustee”), where all accounts are registered in the same name. As a participant in the ESOP, the stockholder has the right to direct the Trustee, who is the holder of record, regarding how to vote the shares of common stock credited to the participant’s account at the Annual Meeting. The participant’s voting instructions will be tabulated confidentially. Only the Trustee and/or the tabulator will have access to the participant’s individual voting direction. If voting instructions for the shares of common stock in the ESOP are not received, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants in the ESOP. Voting by ESOP participants will close at 11:59 p.m. Eastern Time on October 7, 2009. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, based upon reports filed by such persons with the Securities and Exchange Commission (“SEC”), as of July 31, 2009, with respect to the beneficial ownership of common stock of the Company by: (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities; (ii) each director and nominee for director of the Company; (iii) each of the named executive officers (“NEOs”) of the Company named in the Fiscal 2009 Summary Compensation Table on page 24 of this Proxy Statement; and (iv) all directors, NEOs, and executive officers of the Company as a group.

	Amount of Beneficial
	Ownership of	Percent of
Name	Common Stock(1)	Class(1)

More than 5% owners:
B. Thomas Golisano(2),(3),(4)	38,074,825	10.5%
1 Fishers Road
Pittsford, NY 14534

Capital World Investors(5)	44,187,000	12.2%
333 South Hope Street
Los Angeles, CA 90071

Capital Research Global Investors(6)	20,041,541	5.5%
333 South Hope Street
Los Angeles, CA 90071

The Growth Fund of America, Inc.(7)	20,241,400	5.6%
P.O. Box 7650, One Market, Steuart Tower
San Francisco, CA 94120

Directors:
B. Thomas Golisano(2),(3),(4)	38,074,825	10.5%
David J. S. Flaschen(8),(9)	76,202	**
Phillip Horsley(8),(9)	293,152	**
Grant M. Inman(4),(8),(9)	240,451	**
Pamela A. Joseph(8),(9)	21,002	**
Jonathan J. Judge(8),(9)	1,210,798	**
Joseph M. Tucci(8),(9)	86,002	**
Joseph M. Velli(8),(9)	18,835	**

Named Executive Officers:
Jonathan J. Judge(8),(9)	1,210,798	**
John M. Morphy(8),(9)	208,566	**
Martin Mucci(8),(9)	185,200	**
Michael A. McCarthy (8),(9)	44,092	**
William G. Kuchta(8),(9)	120,493	**

All directors, NEOs, and executive officers of the Company as a group (13 persons)(8),(9)	40,585,311	11.2%

**	Indicated percentage is less than 1%.

(1)	Based upon the number of shares of common stock outstanding and deemed outstanding as of July 31, 2009. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days by exercise of options. Lynn J. Miley, listed as a NEO in the Fiscal 2009 Summary Compensation Table on page 24, is not included in the beneficial ownership table due to his death in May 2009.

(2)	Included in shares beneficially owned for Mr. Golisano are 393,068 shares owned by the B. Thomas Golisano Foundation for which Mr. Golisano is a member of the foundation’s six-member board of trustees.

(3)	Mr. Golisano has 12,574,618 shares pledged as security.

(4)	Included in shares beneficially owned are shares held in the names of family members or other entities: Mr. Golisano — 72,510 shares; and Mr. Inman — 136,949 shares.

(5)	Beneficial ownership information is based on information contained in the Form 13F filed with the SEC on May 15, 2009 by Capital World Investors. Capital World Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of 44,187,000 shares as a result of CRMC’s acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, and that it has sole voting power over 5,865,000 of such shares and sole dispositive power over all of such shares.

(6)	Beneficial ownership information is based on information contained in the Form 13F filed with the SEC on May 15, 2009 by Capital Research Global Investors. Capital Research Global Investors, a division of CRMC, is deemed to be the beneficial owner of 20,041,541 shares as a result of CRMC’s acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, and that it has sole voting power over 11,125,141 of such shares and sole dispositive power over all of such shares.

(7)	Beneficial ownership information is based on information contained in the Form N-Q filed with the SEC on July 29, 2009 by The Growth Fund of America, Inc., an investment company registered under the Investment Act of 1940, which is advised by CRMC. CRMC manages equity assets of various investment companies through two divisions, Capital Research Global Investors and Capital World Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. The Growth Fund of America, Inc. has sole voting power over all 20,241,400 shares.

(8)	Included in shares beneficially owned are unvested restricted stock: Mr. Flaschen — 5,084 shares; Mr. Horsley — 5,084 shares; Mr. Inman — 5,084 shares; Ms. Joseph — 5,084 shares; Mr. Judge — 127,093 shares; Mr. Tucci — 5,084 shares; Mr. Velli — 5,751 shares; Mr. Morphy — 55,420 shares; Mr. Mucci — 26,272 shares; Mr. McCarthy — 12,712 shares; Mr. Kuchta — 12,712 shares; and all directors, NEOs, and executive officers as a group — 270,073 shares.

(9)	Included in shares beneficially owned are shares that may be acquired upon exercise of options, which are exercisable on or prior to September 29, 2009: Mr. Flaschen — 57,084 shares; Mr. Horsley — 57,084 shares; Mr. Inman — 57,084 shares; Ms. Joseph — 12,084 shares; Mr. Judge — 1,048,436 shares; Mr. Tucci — 79,584 shares; Mr. Velli — 8,084 shares; Mr. Morphy — 139,687 shares; Mr. Mucci — 150,535 shares; Mr. McCarthy — 29,843 shares; Mr. Kuchta — 94,843 shares; and all directors, NEOs, and executive officers as a group — 1,734,348 shares.

PROPOSAL 1 •  ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Stockholders annually elect directors to serve for one year and until the directors’ successors have been elected and qualified. The seven persons listed below, each of whom currently serves as a director, have been nominated for election to the Board by the Company’s Governance and Compensation Committee. Five of the seven nominees are neither employees nor former employees of the Company. If elected, each nominee will hold office until the 2010 Annual Meeting of Stockholders and until his or her successor is elected and has qualified. Although the Board believes that all of the nominees will be available to serve as a director, the persons named in the enclosed proxy may exercise discretionary authority to vote for substitute nominees proposed by the Board. Biographies are provided below setting forth certain information with respect to the nominees for election as directors of the Company, none of whom is related to any other nominee or executive officer.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, and Directorships

B. Thomas Golisano	67	1979	Mr. Golisano founded Paychex in 1971 and is Chairman of the Board of the Company. Until October 2004, he served as President and Chief Executive Officer of the Company. He serves on the board of trustees of the Rochester Institute of Technology. He owns the Buffalo Sabres of the National Hockey League. Mr. Golisano serves as a member of the board of directors of numerous non-profit organizations and private companies, and is founder and member of the board of trustees of the B. Thomas Golisano Foundation.

David J. S. Flaschen	53	1999	Mr. Flaschen is a Partner of Castanea Partners, having joined in 2005. Castanea Partners is a private equity investment firm targeting small- to mid-market companies in the publishing and information, human resource and business services, and consumer product and specialty retail sectors. From 2000 to 2005, he was Managing Director of Flagship Ventures, a venture capital firm that focuses on life science, information technology, and communications companies. Mr. Flaschen is a member of the board of directors of various private companies.

Grant M. Inman	67	1983	Mr. Inman is the founder and General Partner of Inman Investment Management, a private investment company formed in 1998. He is a member of the board of directors of Lam Research Corporation and several private companies. Mr. Inman is a trustee of the University of California, Berkeley Foundation.

Pamela A. Joseph	50	2005	Ms. Joseph is Vice Chairman of U.S. Bancorp Payment Services and Chairman of Elavon (formerly NOVA Information Systems, Inc.), a wholly owned subsidiary of U.S. Bancorp. U.S. Bancorp Payment Services and Elavon manage and facilitate payment processing. Ms. Joseph has been Vice Chairman of U.S. Bancorp since December 2004 and serves on its 13-member managing committee. From February 2000 to November 2004, she was President and Chief Operating Officer of NOVA Information Systems, Inc. Ms. Joseph is honorary chairman of Gift for a Child, a non-profit organization that assists foster children in finding permanent homes. She is also a member of the board of directors of Centene Corporation.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, and Directorships

Jonathan J. Judge	55	2004	Mr. Judge has been President and Chief Executive Officer of the Company since October 2004. From October 2002 through December 2003, he served as President and Chief Executive Officer of Crystal Decisions, Inc., an information management software company. From 1976 to 2002, Mr. Judge worked for IBM in a variety of sales, marketing, and executive management positions, most recently as General Manager of IBM’s Personal Computing Division, a $10 billion business unit offering a broad range of products, services, and solutions, including IBM’s ThinkPad brand of mobile computers. Mr. Judge serves as a member of the Upstate New York Regional Advisory Board (UNYRAB) of the Federal Reserve Bank of New York. He is also a member of the board of directors of PMC-Sierra, Inc. and Dun & Bradstreet Corporation.

Joseph M. Tucci	62	2000	Mr. Tucci has been the Chairman of the Board of Directors of EMC Corporation, the world leader in information infrastructure technology and solutions, since January 2006. He has been Chief Executive Officer and President of EMC Corporation since January 2001, and President since January 2000. Mr. Tucci is also Chairman of the Board of Directors of VMware, Inc.

Joseph M. Velli	51	2007	Mr. Velli has been Chairman and Chief Executive Officer of BNY ConvergEx Group, LLC, a leading global agency brokerage and technology company offering a comprehensive suite of investment services, since October 2006. Prior to the formation of BNY ConvergEx Group, he was a Senior Executive Vice President of The Bank of New York since September 1998 and assumed the additional role of Chief Executive Officer of BNY Securities Group in October 2002.

The Board of Directors recommends the election of each of the nominees identified above. Unless otherwise directed, the persons named in the enclosed proxy will vote the proxy FOR the election of each of these seven nominees.

Retiring Director

Phillip Horsley, a member of the Board since 1982, has declined to stand for re-election to the Board.

DIRECTOR COMPENSATION

FOR THE FISCAL YEAR ENDED MAY 31, 2009

Director compensation is set by the Governance and Compensation Committee, and approved by the Board. The Board’s authority cannot be delegated to another party. The Company compensates the independent directors of the Board using a combination of cash and equity-based compensation. The committee is advised on matters of Board compensation by their retained consultants, Watson Wyatt Worldwide (“Watson Wyatt”), whom are independent from management. The Company’s management does not play a role in setting Board compensation. Jonathan J. Judge, President and Chief Executive Officer (“CEO”) of the Company, receives no compensation for his services as a director. The compensation received by Mr. Judge in his role as CEO is shown in the Fiscal 2009 Summary Compensation Table on page 24 of this Proxy Statement.

In July 2008, the Board approved a change to the cash and equity-based compensation structure for independent directors by replacing the meeting fee with an annual retainer and changing the proportion of stock options and restricted stock awarded. In total, the value of the compensation to be realized by each director is substantially unchanged. However, the new structure is more in line with current market trends at companies within our peer group in terms of pay levels and composition. The peer group is a select group of comparable companies, and is discussed further on pages 18 and 19 of this Proxy Statement. Refer to the discussions below under Cash Compensation and Equity-Based Compensation regarding the impact to the respective compensation components.

Cash Compensation

Effective with the October 2008 Board meeting, the annual cash compensation paid to the independent directors is as follows:

Compensation Element	Amount

Annual Cash Retainer, applicable to all independent directors	$45,000
Audit Committee Member Annual Retainer	$7,500
Governance and Compensation Committee Member Annual Retainer	$5,000
Investment Committee Member Annual Retainer	$5,000
Executive Committee Member Annual Retainer	$5,000
Audit Committee Chairman Annual Retainer	$15,000
Governance and Compensation Committee Chairman Annual Retainer	$7,500

The cash compensation component was revised, as noted above, to be solely annual retainers, which are paid in quarterly installments. The retainers for the chairmen of the Audit Committee and Governance and Compensation Committee were included to provide additional compensation for those Board members who contribute additional time in preparation for committee meetings. Prior to October 2008, the independent directors received a combination of annual retainers and meeting fees.

For the year ended May 31, 2009 (“fiscal 2009”), Mr. Golisano, who is not an independent director, received an annual salary of $140,000 for his services as Chairman of the Board. The Chairman does not receive any other director fees or equity-based compensation.

Equity-Based Compensation

Equity-based compensation consists of a blend of stock options and restricted stock. In July 2008, each independent director received an award under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 12, 2005 (the “2002 Plan”), as follows:

	Restricted Stock Awards	Option Awards

Grant Date	July 10, 2008	July 10, 2008
Exercise Price	NA	$31.95
Quantity	1,875	6,250
Vesting Schedule	On the third anniversary of the date of grant.	One-third per annum over three years from the date of grant.
Certain Restrictions	Shares may not be sold during the director’s tenure as a member of the Board, except as necessary to satisfy tax obligations.
Other	Upon the discretion of the Board, unvested shares may be accelerated in whole or in part for certain events including, but not limited to, director retirement.(1)	In the event of death or disability of a Board member, unvested options will vest in full and be immediately exercisable. Unvested options outstanding upon the retirement of a Board member will be canceled.

(1)	Retirement eligibility for this purpose begins at age 55 or older with ten years of service as a member of the Board.

The equity-based compensation structure for the independent directors was revised in July 2008, and became based on a total fixed value of $120,000 per director, with approximately 50% awarded in the form of stock options and 50% in the form of restricted stock. The quantity of equity awards granted varies based on the estimated fair value as of the grant date. Prior to July 2008, the independent directors received a fixed quantity of equity awards. The $120,000 fixed value used to determine the quantity of equity awards in July 2008 was consistent with the fair value of the equity awards awarded in July 2007, and was part of the total compensation change for the independent directors as previously discussed.

In July 2009, the Board granted each independent director 6,250 options to purchase shares of the Company’s common stock at an exercise price of $24.21 per share and 1,875 shares of restricted stock, with terms similar to the equity awards granted in July 2008. This award is consistent with the number of options and shares granted in July 2008 and has a calculated total value of approximately $75,000. This represents a reduction from the $120,000 fixed value utilized in the prior year. The Board determined that it was not in the best interest of the Company’s stockholders, in the current economic conditions, to base directors’ equity compensation on the established total fixed value of $120,000.

Deferred Compensation Plan for Directors

We maintain a non-qualified and unfunded deferred compensation plan in which all independent directors are eligible to participate. Directors may elect to defer up to 100% of their Board cash compensation. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices, which the participant may change at any time. We do not match any participant deferral or guarantee a certain rate of return. The interest rates earned on these investments are not above-market or preferential. Refer to page 30 of this Proxy Statement for a listing of investment funds available to a participant and the annual rates of return on those funds. Mr. Flaschen defers 100% of his Board cash compensation under this plan. No other directors participate in the plan at this time.

Benefits

We reimburse each director for expenses associated with attendance at Board and committee meetings. Mr. Golisano also receives access to the Company’s standard health and life insurance plans and receives Company matching contributions, when in effect for all employees, into his account in the 401(k) Plan.

Stock Ownership Guidelines

The Governance and Compensation Committee set stock ownership guidelines for our independent directors with a value of four times his or her annual Board retainer, excluding any committee retainers. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. The independent directors are expected to attain the ownership guideline within five years after the later of first becoming a director or the initial adoption of the guideline. For the purpose of achieving the ownership guideline, unvested restricted stock awarded to the directors is included.

Directors must adhere to strict standards with regards to trading in the Company’s stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Fiscal 2009 Director Compensation

The table below presents the total compensation received from the Company by all directors for fiscal 2009.

	Fees Earned			All Other
	or Paid in	Stock Awards	Option Awards	Compensation	Total
Name	Cash ($)(1)	($)(2),(4)	($)(3),(4)	($)(5)	($)

B. Thomas Golisano	$140,000	$—	$—	$9,883	$149,883
David J. S. Flaschen(6)	$76,875	$53,668	$75,631	$—	$206,174
Phillip Horsley	$53,000	$53,668	$75,631	$—	$182,299
Grant M. Inman	$62,625	$53,668	$75,631	$—	$191,924
Pamela A. Joseph	$51,125	$53,668	$62,823	$—	$167,616
Joseph M. Tucci	$54,875	$53,668	$75,631	$—	$184,174
Joseph M. Velli	$54,000	$47,042	$48,833	$—	$149,875

(1)	The amounts in this column are as described previously under “Cash Compensation.”

(2)	The amounts in this column reflect the value determined by the Company for accounting purposes of restricted stock awards and do not reflect whether the recipient has actually realized a financial value from these awards (such as lapse in a restricted stock award). The amounts in this column represent the dollar amount recognized as expense in the Company’s consolidated financial statements for fiscal 2009 for the fair value of these awards in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised) (“No. 123R”), “Share-Based Payment.” Pursuant to SEC rules, the amounts disclosed disregard estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. The resulting fair values were as follows: $31.95 per share for the July 10, 2008 grant; $43.91 per share for the July 17, 2007 grant; and $36.87 per share for the July 13, 2006 grant. Refer to Note C of the Notes to Consolidated Financial Statements contained in Item 8 of our fiscal 2009 Annual Report on Form 10-K (“Form 10-K”) for further discussion of restricted stock awards.

(3)	The amounts in this column reflect the value determined by the Company for accounting purposes of stock option awards and do not reflect whether the recipient has actually realized a financial value from these awards (such as by exercising stock options). The amounts in this column represent the dollar amount recognized as expense in the Company’s consolidated financial statements for fiscal 2009 for the fair value of these awards in accordance with SFAS No. 123R, and thus include amounts from awards granted prior to June 1, 2006. The fair value was determined using a Black-Scholes option pricing model in accordance with SFAS No. 123R for grants since June 1, 2006. Grants prior to June 1, 2006 were valued using a Black-Scholes option pricing model in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” Pursuant to SEC rules, the amounts disclosed disregard estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. Included in these amounts are grants of option awards in July 2004, July 2005, July 2006, July 2007, and July 2008. Refer to note 2 on pages 24 and 25 of this Proxy Statement for the assumptions and resulting per share fair value for these option awards. Refer to Note C of the Notes to Consolidated Financial Statements contained in Item 8 of our fiscal 2009 Form 10-K for further discussion of option awards and the relevant assumptions used in the calculation of the grant date fair value.

(4)	As of May 31, 2009, Mr. Flaschen, Mr. Horsley, Mr. Inman, Ms. Joseph, and Mr. Tucci each had 4,543 shares of unvested restricted stock, and Mr. Velli had 3,876 shares of unvested restricted stock. As of May 31, 2009, each director had the following number of options outstanding: Mr. Flaschen — 75,750; Mr. Horsley — 63,250; Mr. Inman — 63,250; Ms. Joseph — 18,250; Mr. Tucci — 85,750; and Mr. Velli — 15,250.

(5)	All Other Compensation for Mr. Golisano includes $4,738 of Company-matching contributions under the 401(k) Plan and $5,145 in Company-provided benefits for standard health and life insurance.

(6)	Mr. Flaschen defers 100% of his cash fees earned to our non-qualified and unfunded deferred compensation plan.

PROPOSAL 2 •  RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent accountants for the year ending May 31, 2010. Although action by stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment and to seriously consider stockholder opinion on this issue. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent accountants, but may still retain them.

Representatives from Ernst & Young LLP, the Company’s independent accountants since 1983, will be present at the Annual Meeting, will be afforded the opportunity to make any statements they wish, and will be available to respond to appropriate questions from stockholders.

To ratify the appointment of Ernst & Young LLP, a majority of votes cast at the meeting must be voted for the proposal.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2010.

Fees For Professional Services

The following table shows the aggregate fees for professional services rendered for the Company by Ernst & Young LLP:

	Year Ended May 31,
	2009	2008

Audit fees	$633,000	$558,000
Audit related fees	165,000	164,000

Total fees	$798,000	$722,000

Audit fees for fiscal 2009 and for the fiscal year ended May 31, 2008 (“fiscal 2008”) were for professional services rendered for the audits of the Company’s annual consolidated financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for the audits of the effectiveness of internal control over financial reporting.

Audit related fees for fiscal 2009 and fiscal 2008 were for employee benefit plan audits and other reports.

There were no tax or other non-audit related services provided by the independent accountants for fiscal 2009 and fiscal 2008.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all such audit and audit related services provided by the independent accountants during fiscal 2009 and fiscal 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board and is composed entirely of independent directors. The Audit Committee is governed by a written charter and its primary responsibilities are highlighted in the Corporate Governance section of this Proxy Statement.

Paychex management is responsible for the preparation of the financial statements, the financial reporting process, and for the Company’s internal controls over financial reporting. Ernst & Young LLP, the Company’s independent accountants, is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes.

As part of the oversight processes, the Audit Committee regularly meets with management, the Company’s internal auditors, and the independent accountants. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the overall scope and plans for various audits, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and effectiveness of the Company’s financial reporting process and legal and ethical compliance programs, including the Company’s Code of Business Ethics and Conduct. The Audit Committee held six meetings during fiscal 2009 and had full access to each of the aforementioned parties.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for fiscal 2009, including a discussion on the quality and acceptability of the Company’s accounting policies, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also monitored the progress and results of testing of internal controls over financial reporting, reviewed reports from management and internal audit regarding design, operation, and effectiveness of internal controls over financial reporting, and reviewed the report from the independent accountants regarding the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The independent accountants have provided the Audit Committee with written disclosures and the letter required by the Public Company Accounting Oversight Board regarding independent accountants’ communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent accountants and management the accountants’ independence. There were no non-audit services provided to the Company by the independent accountants during fiscal 2009 that required consideration by the Audit Committee.

Based upon the reviews and discussions referred to above, the Audit Committee recommended and the Board approved that the audited consolidated financial statements be included in the Company’s Form 10-K for fiscal 2009 for filing with the SEC. The Audit Committee has recommended for approval by the Board the selection of the Company’s independent accountants.

The Audit Committee:

David J. S. Flaschen, Chairman
Grant M. Inman
Pamela A. Joseph

CORPORATE GOVERNANCE

Information About the Board of Directors and Corporate Governance

The Board is elected by the stockholders to oversee the overall success of the Company, review its operational and financial capabilities, and periodically assess its long-term strategic objectives. The Board serves as the final decision-making body of the Company, except for those matters for which authority is reserved for, or shared with, the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the day-to-day business of the Company.

The Board held four meetings during fiscal 2009. To the extent practicable, directors are expected to attend all Board meetings and meetings of the committees on which they serve. During fiscal 2009, each director attended more than 90% of the Board meetings and committee meetings on which the director served. Directors are encouraged to attend annual meetings of stockholders. All directors attended the 2008 Annual Meeting of Stockholders.

Regularly scheduled executive sessions of the independent members of the Board, without members of management, are held in conjunction with meetings of the Board. When required or as appropriate, matters presented to the Board by the Governance and Compensation Committee are discussed and decided upon by the independent directors, which in fiscal 2009 were all directors except for Mr. Golisano and Mr. Judge. The Board has selected Mr. Tucci to preside at all executive sessions of the independent directors.

Board of Directors Committees

The Board has established four standing committees with the following director assignments:

Governance and
		Executive	Audit	Investment	Compensation
Name	Independence(1)	Committee	Committee	Committee	Committee

B. Thomas Golisano		X
Jonathan J. Judge		Chairman
David J. S. Flaschen	X		Chairman	X	X
Phillip Horsley	X	X		X	X
Grant M. Inman	X		X	Chairman	X
Pamela A. Joseph	X		X
Joseph M. Tucci	X				Chairman
Joseph M. Velli	X			X	X
Number of meetings held by committee during fiscal 2009		0	6	2	6

(1)	Directors are independent within the meaning of applicable SEC and The NASDAQ Stock Market® (“NASDAQ”) director independence standards.

The Board has determined that all members of the Audit Committee meet the independence, experience, and other applicable NASDAQ listing requirements and applicable SEC rules regarding independence, and that Mr. Flaschen qualifies as an “Audit Committee Financial Expert,” as defined by applicable SEC rules. The Board has also determined that all members of the Governance and Compensation Committee meet the NASDAQ independence criteria.

Executive Committee.

The primary responsibility of the Executive Committee is to exercise all the powers and authority of the Board except as limited by law.

Audit Committee.  The primary responsibilities of the Audit Committee are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	review the performance and independence of the Company’s independent accountants;

•	review and appraise the performance of the Company’s internal auditors;

•	review various legal and regulatory matters; and

•	provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors, and the Board.

Investment Committee.  The primary responsibilities of the Investment Committee are to:

•	review the Company’s investment policies and strategies, and the performance of the Company’s investment portfolios; and

•	determine that the investment portfolios are managed in compliance with the established investment policy.

Governance and Compensation Committee.  The primary responsibilities of the Governance and Compensation Committee are to:

•	evaluate compensation for the directors, CEO, and executive officers;

•	provide general oversight with respect to governance of the Board, including periodic review and assessment of corporate governance policies;

•	identify, evaluate, and recommend to the Board candidates for nomination for election to the Board; and

•	review annually the independence of directors.

The Audit, Investment, and Governance and Compensation Committees’ responsibilities are more fully described in each committee’s charter adopted by the Board, which are accessible on the Company’s website, www.paychex.com at the Investor Relations section under “Corporate Governance.”

Nomination Process

The Governance and Compensation Committee performs the function of our nominating committee. The Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, and relationships relevant to the then-current needs of the Board and the Company. The Board’s Nomination Policy included in the Governance and Compensation Committee Charter is intended to achieve this result.

In evaluating candidates for nomination to the Board, the Nomination Policy requires Governance and Compensation Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company, based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. In identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Nomination Policy requires Governance and Compensation Committee members to determine whether such incumbent director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of their continuity and familiarity with the Company’s business. The Board has previously used a third-party search firm to identify director candidates and the charter authorizes the Governance and Compensation Committee to continue this practice.

The Nomination Policy requires the Governance and Compensation Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to do so may recommend candidates for nomination by identifying such candidates and providing relevant biographical information in written communications to the chairman of the Governance and Compensation

Committee in accordance with the policy described below in the section entitled “Communications with the Board of Directors.”

Policy on Transactions with Related Persons

It is the Company’s policy to avoid transactions with related persons. However, there may be occasions when a transaction with a related person is in the best interest of the Company. The Company’s policies and procedures for review and approval of related persons transactions appear in the Company’s Standards of Conduct, Conflict of Interest, and Employment of Relatives Standards, which are internally distributed, and in the Company’s Code of Business Ethics and Conduct, which is posted on the Company’s website.

For all employees, these policies and procedures require the employee to disclose, and the Company to review and determine if a conflict of interest exists for specified transactions, which include certain financial interests in or relationships with any supplier, customer, partner, subcontractor, or competitor; serving on the board of non-profit organizations; and engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the types of entities listed above. For officers, the Company’s Chief Financial Officer (“CFO”) oversees the review of such transactions.

Members of the Board are required to disclose to the Chairman of the Board or the Chairman of the Governance and Compensation Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, including engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Company’s finance department annually reviews the Company’s listing of related parties for determination of potential related person transactions that would be disclosable in the Company’s periodic reports or proxy materials under United States generally accepted accounting principles (“GAAP”) and SEC rules.

The Governance and Compensation Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review and approval of transactions of the Company in excess of $120,000 in which a director, executive officer, or an immediate family member of a director or executive officer has an interest.

Mr. Tucci, a member of the Board, is the Chairman, President, and Chief Executive Officer of EMC Corporation. During fiscal 2009, the Company purchased through negotiated transactions approximately $4.5 million of data processing equipment and software from EMC Corporation. Mr. Golisano, Chairman of the Board, is the owner of Rochester Aviation, Inc. In fiscal 2009, the Company purchased approximately $8,000 of aviation services from Rochester Aviation, Inc. related to Mr. Golisano’s travel to attend Board meetings.

Governance and Compensation Committee Interlocks and Insider Participation

None of the members of the Governance and Compensation Committee were at any time during fiscal 2009, or at any other time, an officer or employee of the Company. Mr. Tucci, a member of the Board, is Chairman of the Governance and Compensation Committee and is also an executive of EMC Corporation. As noted above, the Company purchases data processing equipment and software from EMC Corporation. During fiscal 2009, no member of the Governance and Compensation Committee or Board was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Paychex served.

Communications with the Board of Directors

The Board has established procedures to enable stockholders and other interested parties to communicate in writing with the Board, including the chairman of any standing committee of the Board. These procedures cover recommendations by stockholders of candidates for nomination for election to the Board. Written communications should be clearly marked “Stockholder and Other Interested Parties — Board Communication,” and be mailed to Paychex, Inc. at 911 Panorama Trail South, Rochester, New York, 14625-2396, Attention: Corporate Secretary. In the case of communications intended for committee chairmen, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Corporate Secretary will promptly forward all stockholder and other interested party communications to the Board or to the appropriate standing committee of the Board, as the case may be.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file reports of their ownership and changes in their ownership of the Company’s equity securities with the SEC. Based solely on our review of information supplied to the Company and filings made with the SEC, the Company believes that during fiscal 2009, its directors, executive officers, and greater than 10% beneficial owners have complied in a timely manner with all applicable Section 16 filing requirements.

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has adopted a Code of Business Ethics and Conduct that applies to all of its directors, officers, and employees. The Code of Business Ethics and Conduct is available for review on the Company’s website at www.paychex.com at the Investor Relations section under “Corporate Governance.” The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Business Ethics and Conduct that relates to any element of the code of ethics definition enumerated in Item 406 of SEC Regulation S-K by posting such information on its website at the address specified above.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

The Company believes in a pay-for-performance approach to NEO compensation. The overall objectives of our officer compensation plan are to provide competitive opportunities when compared with companies of comparable size; attract, retain, and develop highly qualified NEOs; reward exceptional individual performance; tie compensation to our overall financial and strategic objectives; and align the interests of NEOs with the interests of stockholders.

To achieve these objectives, our officer compensation plan has been designed to:

•	be closely linked to, and deliver pay opportunities based on, Company performance and the individuals’ performance;

•	have incentives based on a focused set of financial, operational, and strategic goals;

•	provide the appropriate mix of individualized base salary, variable compensation, and short- and long-term incentives to deliver additional compensation opportunity for superior performance and reduced compensation opportunity in periods where performance goals are not achieved; and

•	be clearly communicated to NEOs, stockholders, and other key parties.

Role of Governance and Compensation Committee

As part of the committee’s responsibility to evaluate and determine NEO compensation, on an annual basis, the committee:

•	reviews base salaries for increases, if any;

•	resets the annual officer performance incentive program (the “annual incentive program”);

•	approves the prior year payouts under the annual incentive program;

•	grants equity awards under our 2002 Plan; and

•	considers the impact of section 162(m) of the Internal Revenue Code (the “Code”).

As outlined in its charter, the committee has the authority to retain consultants and advisors, at the Company’s expense, to assist in the discharge of the committee’s duties. The committee utilizes the compensation advisory services of Watson Wyatt, which reports directly to the committee and is independent from Paychex management. Management does not participate in the committee’s decision to retain Watson Wyatt as its consultant. Watson Wyatt advises the committee on matters of NEO compensation, assists the committee with analysis and research, and updates the committee on evolving best practices in compensation. Watson Wyatt is invited to attend all meetings and executive sessions of the committee. However, the committee is solely responsible for setting the type and amount of compensation.

Management retains the services of First Niagara Consulting as a compensation consultant to advise management on overall compensation strategy and plan design. Generally, compensation plans are developed and proposed by management, with analytical and research assistance by First Niagara Consulting. Watson Wyatt reviews reports from management and First Niagara Consulting, and offers the committee their opinions on the findings as the committee’s consultant.

Our CEO, along with our Vice President of Organizational Development, provides recommendations to the committee on design elements for compensation. These individuals, and from time to time the CFO, will be in attendance at the meetings of the committee to present plan design recommendations, evaluate current plan design, and respond to questions on current or recommended plan design. Annually, our CEO reviews achievement of the recently completed fiscal year’s plans, reviews salary recommendations for each of the NEOs (other than himself), recommends the upcoming fiscal year’s annual incentive program structure, and presents recommendations on equity awards. Management is excluded from executive sessions of the committee where final decisions on compensation are made, particularly those on our CEO’s performance and compensation. Executive sessions occur at each meeting of the committee.

Elements of Compensation

We use a combination of compensation elements, including annual base salary, annual incentive program, and equity awards under our 2002 Plan. The committee compares our CEO compensation plan and that of other NEOs with other similar companies. The committee reviews compensation consultants’ reports and market survey information as input to assess our cash compensation elements of annual base salary and annual incentive program. The committee strives for our NEOs’ compensation to be competitive with a select group of comparable companies (the “Peer Group”). The market survey information indicates whether our compensation package, if target performance is achieved, is comparable to the median compensation of our Peer Group, given current competitive practices, overall best practices, and other compensation and benefit trends. The committee continues to review each of the elements annually to ensure that compensation is appropriate and competitive to attract and retain a high-performing executive team. For fiscal 2009, NEO compensation packages averaged 50% in cash compensation and 50% in equity-based compensation, based on the value of equity awards as provided in the Fiscal 2009 Summary Compensation Table on page 24 of this Proxy statement.

Annually, the committee receives from management a summary of total cash compensation and equity awards with estimated future value, and total compensation for the upcoming fiscal year for all officer levels, from vice president to CEO. The summary is used to evaluate compensation recommendations and the impact to both total cash compensation and total compensation for each individual.

Management also provides the committee annually a three-year history of total compensation, including cash, annual incentive payout, and equity-based compensation, for all officers. This history provides a more complete picture of the internal trend of compensation to executive officers, both as a team and as individuals. This summary facilitates discussion in that it more accurately details individual officer compensation, noting differences that reflect officer tenure, performance, and position in the management hierarchy.

Compensation for our officers is most closely compared to our Peer Group. The committee targets total compensation at the median of the Peer Group, even though Paychex generally performs above the median. This is not the sole determining factor in the committee’s decisions on compensation, and the committee reserves the discretion to adjust compensation based on other factors. The Peer Group consists of fifteen companies with comparable revenue, net income, and total assets who are in a comparable industry, or who are direct competitors of Paychex. The Peer Group companies are not necessarily limited to the markets in which Paychex does business. The Peer Group is comprised of the following industries or segments: a direct competitor in the payroll industry; financial transaction management companies; business services and outsourcing companies; and a human resources outsourcing company.

Our current Peer Group consists of the following companies:

Paychex Peer Group

		Reported
$ In Millions		Fiscal Year			Total
Company Name	Ticker	End	Revenues	Net Income	Assets

Direct Competitor Payroll
Automatic Data Processing, Inc.	ADP	Jun-09	$8,867	$1,333	$25,352
Financial Transaction Management
Fiserv, Inc.	FISV	Dec-08	$4,739	$569	$9,331
Metavante Technologies, Inc.	MV	Dec-08	$1,707	$147	$3,157
Total System Services, Inc.	TSS	Dec-08	$1,939	$250	$1,550
Global Payments Inc.	GPN	May-09	$1,602	$37	$1,677
Business Services and Outsourcing
DST Systems, Inc.	DST	Dec-08	$2,285	$243	$2,509
Dun & Bradstreet Corp.	DNB	Dec-08	$1,726	$311	$1,586
Equifax Inc.	EFX	Dec-08	$1,936	$273	$3,260
Broadridge Financial Solutions, Inc.	BR	Jun-09	$2,149	$223	$2,775
Robert Half International Inc.	RHI	Dec-08	$4,601	$250	$1,412
Intuit Inc.	INTU	Jul-09	$3,183	$447	$4,826
Iron Mountain Incorporated	IRM	Dec-08	$3,055	$82	$6,357
Moody’s Corporation	MCO	Dec-08	$1,755	$458	$1,773
H&R Block Inc.	HRB	Apr-09	$4,084	$486	$5,360
Human Resources Outsourcing
Hewitt Associates, Inc.	HEW	Sep-08	$3,228	$188	$2,993

Paychex, Inc.	PAYX	May-09	$2,083	$534	$5,127
Paychex Percentile Rank			41%	90%	75%

The committee annually reviews and approves the selection of Peer Group companies, adjusting the group from year to year based upon our business and changes in the Peer Group companies’ business or comparative metrics. The Peer Group may also be adjusted in the event of mergers, acquisitions, or other significant economic changes. During fiscal 2009, the committee took action to adjust the Peer Group. The committee was concerned that although Affiliated Computer Services (ACS) fit into the peer criteria in all other measures, it was no longer of similar size, based mainly on revenue comparison. The committee also determined that Convergys Corporation (CVG) was no longer an appropriate comparator in light of its current financial position. Due to these concerns, Affiliated Computer Services and Convergys Corporation were removed from the Peer Group. The companies were replaced with Broadridge Financial Solutions Inc. and Global Payments Inc., which are business services and transaction management companies, respectively, of similar size.

Annual Base Salary

The annual base salaries of the NEOs are determined based on the responsibilities of their position and comparisons with base salaries paid to executive officers having similar responsibilities in comparable companies in the Peer Group. Annually, the base salaries are reviewed to determine what, if any, increase is required.

Annual Officer Performance Incentive Program

Our annual incentive program is a cash incentive plan in which payments are made upon the satisfaction of certain quantitative and qualitative components. The quantitative component consists of certain predetermined performance targets. The performance targets for the annual incentive program are established at the beginning of each fiscal year, typically based on the Board-approved fiscal year financial plan. The annual incentive program provides our NEOs the opportunity for additional cash compensation based primarily on our annual service revenue and operating income, net of certain items. The targets for payout are established by the committee with consultation of management. The program was established to motivate our NEOs to meet the goals set by the Company as presented to its stockholders. Historically, the sole exclusion from operating income, net of certain items, has been interest on funds held for clients. However, at the discretion of the committee, certain items may also include items that are unusual and infrequent in nature. This metric is considered a non-GAAP measure. The performance targets of the annual incentive program have both financial and strategic objectives. For fiscal 2009, the performance targets established and actual results achieved were as follows:

	Performance Targets Established			Actual Results
$ In Millions	Threshold	Target	Maximum	Achieved

Annual Service Revenue	$2,075	$2,139	$2,167	$2,007
Annual Operating Income, Net of Certain Items	$756	$787	$801	$730
Annual Operating Income, Net of Certain Items, as a Percentage of Annual Service Revenue	36.0%	36.8%	37.0%	36.4%

Targets for the annual incentive program are set at specific financial goals, which are in alignment with stockholder interests. Once the target is determined, it is set for the year and is normally not changed. For extraordinary circumstances, the committee reserves the right to apply discretion.

For fiscal 2009, the annual incentive program applicable to the CEO and the NEOs was structured into two components – quantitative and qualitative, similar to recent past years. The quantitative component is intended to comply with section 162(m) of the Code for NEOs affected by the $1 million limitation. The CEO’s quantitative target percentage as reflected in his separate incentive award agreement is 105% of annual base salary. The quantitative target percentage for Senior Vice Presidents (“SVPs”) is 65% of annual base salary. For all other vice presidents, the quantitative target percentage is 40% of annual base salary. As the committee adjusts the allocation of total compensation, the intent is to increase the percentage of total compensation that is performance-based. Each NEO is also assigned a qualitative section under the annual incentive program, with the CEO potentially receiving 20% of base salary and all other NEOs potentially receiving 10% of base salary, the same at threshold, target and maximum.

Individual-specific qualitative goals are established at the beginning of the fiscal year based on functions unique to the individual. These goals are highly subjective and are not always based on quantifiable financial measurements. The committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of whether the officer has achieved the pre-established individual goals. We believe the qualitative component of the annual incentive program is immaterial to the overall compensation for each NEO.

Equity-Based Compensation

To align our NEOs with the long-term interests of our stockholders, the Company grants equity awards under the 2002 Plan. Since 1998, annual grants of equity awards to the NEOs have been approved during the regularly scheduled meeting of the Board in July. The exercise price of the award is the closing market price on the date of the grant, except for the special grant in July 2009 as more fully described in “Subsequent Events” on page 22 of this Proxy Statement. Historically, the July Board meeting has been scheduled to occur approximately two weeks after the release of our fiscal year-end earnings and upcoming fiscal year financial guidance. Our trading black-out period normally lifts on the third business day following such release of information. The committee anticipates continuing its granting practice. In fiscal 2009, the Board also granted equity awards to individuals upon hire or promotion to executive officer positions. These equity awards were not granted during any trading black-out periods. Recipients are notified shortly after Board approval of their grant, noting the number of stock options or restricted stock granted, the vesting schedule, and exercise price. Any sales restrictions or other terms of the award are also communicated at that time.

The committee grants a blend of stock options and performance-accelerated restricted stock to provide pay for performance. A blend of stock options and restricted stock optimizes total equity awarded and balances risk and reward, aligning with stockholders’ interests over the long-term. The quantity of stock options and restricted stock awarded is based on an estimated total value, as determined by the committee. The baseline estimated total value was calculated from the July 2007 awards with total value now split 55% to stock options and 45% to restricted stock. The baseline estimated total value may be reduced by the committee at its discretion.

The grants of restricted stock awards have time-based vesting with performance-based acceleration to recognize all aspects of the NEOs’ contributions to the Company, and to motivate the NEOs to meet our annual and long-term financial targets. The restricted stock will vest for active employees on the fifth anniversary of the grant date, unless performance criteria are met for the acceleration of vesting. The performance criteria, similar to the criteria set for the annual incentive program, are established by the committee at the time of grant. If performance targets are met for a fiscal year, one-third of the award would vest at that time. If targets are met for three consecutive years, then the award would be fully vested.

Information regarding the stock options and restricted stock granted to the NEOs in fiscal 2009 and in prior years are detailed in the Named Executive Officer Compensation tables of this Proxy Statement.

CEO Compensation

It is the responsibility of the committee to evaluate Mr. Judge’s performance annually and determine his total compensation. Mr. Judge receives compensation based on his leadership role and the overall performance of the Company. A number of compensation elements, including his employment agreement, are provided to Mr. Judge as a means of retention. Mr. Judge receives a base salary comparable to the median of salaries for CEOs in our Peer Group. His annual incentive program, as described under “Annual Officer Performance Incentive Program,” is also comparable to the median of CEOs in our Peer Group, and is commensurate with his leadership role at the Company. Mr. Judge also receives equity awards under the 2002 Plan. During fiscal 2009, he received options to purchase 183,906 shares of common stock. He also received 45,740 shares of performance-accelerated restricted stock. The award quantities granted were based on an estimated value, as approved by the committee. Certain elements of Mr. Judge’s compensation are significantly higher than those of the SVPs due to the executive structure of the Company.

In addition to the above elements of compensation, Mr. Judge has a severance package, described in his employment agreement which was renewed on November 30, 2007 for an additional three years. No written or oral change of control or severance arrangements exist for our NEOs, except for this arrangement with Mr. Judge. The employment agreement provides for fixed annual base salary, participation in the annual incentive program, and grants of equity awards under the 2002 Plan. If Mr. Judge is terminated other than for cause or resigns for good reason, he is entitled to certain compensation as detailed further in the Change of Control and Severance Arrangement information on page 31 of this Proxy Statement.

Stock Ownership Guidelines

The committee set stock ownership guidelines for our CEO (two times his annual base salary) and SVPs (one times annual base salary). The ownership guidelines were established to provide an additional element of retention and to provide long-term alignment with stockholders’ interests. For the purposes of achieving the ownership guideline, unvested restricted stock awarded to the executive officers is included.

NEOs of the Company must also adhere to strict standards with regards to trading in the Company’s stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Non-Compete and Other Forfeiture Provisions

Our equity-based compensation agreements state that following termination of employment, certain benefits (including equity-based compensation) will be forfeited if the NEO engages in activities adverse to the Company. These activities include competition with the Company during a specified period after termination of employment, solicitation of the Company’s clients or employees during a specified period after termination of employment, breach of confidentiality either during or after employment, or engaging in conduct which is detrimental to the Company during the NEO’s employment with the Company. Should any of these activities occur, the Company may cancel all or any outstanding portion of the equity awards subject to this provision, and recover the gross value of any vested restricted shares, including all dividends. In the case of non-qualified stock options, the Company may suspend the NEO’s right to exercise the option and/or may declare the option forfeited. In addition, the Company may seek to recover all profits from certain prior exercises as liquidated damages and pursue other available legal remedies.

Perquisites

Our NEOs and directors do not receive benefits which are not otherwise available to all our employees. We do not provide our NEOs with pension arrangements, post-retirement health coverage, or other similar benefits with the exception of access to a non-qualified and unfunded deferred compensation plan.

Deferred Compensation

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The deferred compensation plan is intended to supplement the NEO’s 401(k) Plan account. Due to the limitations on the 401(k) Plan account provided by the Internal Revenue Service, this plan allows for further savings toward retirement for the NEOs and functions similarly to the 401(k) Plan account. Refer to the Non-Qualified Deferred Compensation discussion on page 30 of this Proxy Statement for more information on how our deferred compensation plan functions.

Subsequent Events

In July 2009, the following equity-based compensation was granted to the NEOs.

	Option Awards		Restricted Stock
	(at exercise price per share)		Awards
	$24.21	$31.95

Jonathan J. Judge	316,447	58,275	48,018
John M. Morphy	63,290	11,655	9,604
Martin Mucci	63,290	12,675	9,604
Michael A. McCarthy	31,647	5,828	4,802
William G. Kuchta	31,647	5,828	4,802

The award quantities granted were determined based on an estimated fair value. The value for each NEO may have been adjusted for individual performance and retention considerations. All NEO options vest annually in 20% increments over five years, except for the special grant as noted below. NEO restricted shares have five-year cliff vesting, accelerating up to one-third in any one fiscal year if the performance targets for that fiscal year have been met or exceeded. The performance targets are operating income, net of certain items, and service revenue as set by the Board.

Beginning in fiscal 2009, the committee intended to deliver value as opposed to fixed quantities when determining equity award grants. The quantity of stock options in the July 2008 award was calculated based on an estimated Black-Scholes value. Subsequent to the committee’s approval of the July 2008 stock options, it was determined that the actual Black-Scholes value on the date of grant was lower than the estimated value, resulting in an option grant with a lower compensation value than the committee had approved. Therefore, a special grant was made on July 9, 2009 at an exercise price of $31.95 as listed in the table above. This exercise price is above the closing stock price of $24.21 on the date of grant, but consistent with the exercise price of the options granted in July 2008. In addition, the committee approved the acceleration of 20% of the award to vest on July 10, 2009. The remaining stock options in this award will continue to vest 20% per annum on each anniversary date as provided in the award agreement, and expire on July 9, 2018.

The targets for operating income, net of certain items, to accelerate the lapsing of outstanding restricted stock awards were not achieved for fiscal 2009, therefore no shares vested. The target for operating income, net of certain items, was $787.0 million to accelerate the July 2008 award, and $800.7 million to accelerate both the July 2006 and July 2007 restricted stock awards. Actual operating income, net of certain items, was $729.7 million for fiscal 2009.

No salary increases were provided to the NEOs in July 2009 due to a Company-wide merit increase suspension.

Impact of the Internal Revenue Code

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million, unless specified requirements are met. The committee has carefully considered the impact of this provision. At this time, it is the committee’s intention to continue to compensate all NEOs based on overall performance. The committee expects that most compensation paid to NEOs will qualify as a tax-deductible expense. For fiscal 2009, our annual incentive program was designed to provide incentive compensation that would not count against the $1 million limitation, including the quantitative component of the NEOs’ annual performance incentive. However, within the NEOs’ annual incentive there is a portion of the payout which is qualitative and is not exempt from the application of section 162(m). As a result of this qualitative component, $1.0 million of compensation expenses did not qualify as a tax-deductible expense during fiscal 2009.

THE GOVERNANCE AND COMPENSATION COMMITTEE REPORT

The Governance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Form 10-K for fiscal 2009.

The Governance and Compensation Committee:

Joseph M. Tucci, Chairman
David J. S. Flaschen
Phillip Horsley
Grant M. Inman
Joseph M. Velli

NAMED EXECUTIVE OFFICER COMPENSATION

The following NEO tables reflect the acceleration of Mr. Miley’s unvested stock options and restricted stock upon his death in May 2009.

FISCAL 2009 SUMMARY COMPENSATION TABLE

The table below presents the total compensation paid or earned by each of the NEOs.

					Non-Equity
Name and Principal	Fiscal		Stock	Option	Incentive Plan	All Other
Position	Year	Salary	Awards(1)	Awards(2),(3)	Compensation(4)	Compensation(5),(6)	Total

Jonathan J. Judge	2009	$915,000	$707,121	$1,472,512	$320,250	$30,221	$3,445,104
President and CEO	2008	$908,606	$834,991	$1,787,943	$1,055,388	$39,652	$4,626,580
	2007	$868,144	$362,534	$2,394,083	$1,030,979	$17,304	$4,673,044
John M. Morphy	2009	$435,611	$394,088	$254,997	$87,849	$8,941	$1,181,486
Senior Vice President,	2008	$411,498	$387,822	$260,383	$296,851	$8,712	$1,365,266
CFO, and Secretary	2007	$393,243	$72,509	$295,082	$268,362	$7,134	$1,036,330
Martin Mucci	2009	$423,911	$146,272	$259,176	$85,601	$7,254	$922,214
Senior Vice President,	2008	$398,300	$167,003	$260,383	$286,550	$8,359	$1,120,595
Operations	2007	$386,968	$72,509	$308,103	$264,079	$6,537	$1,038,196
Michael A. McCarthy	2009	$274,649	$70,726	$122,269	$97,631	$8,159	$573,434
Vice President,
Major Market Services Sales
William G. Kuchta	2009	$303,796	$70,726	$126,795	$53,465	$10,169	$564,951
Vice President,	2008	$292,512	$83,514	$126,657	$143,648	$7,029	$653,360
Organizational Development
Lynn J. Miley (deceased)	2009	$250,246	$295,718	$448,515	$44,100	$10,177	$1,048,756
Vice President, Eastern
Operations

(1)	The amounts in this column reflect the value determined by the Company for accounting purposes for restricted stock awards and do not reflect whether the recipient has actually realized a financial value from such awards (such as lapse in a restricted stock award). The amounts in this column represent the dollar amount recognized as expense in the Company’s consolidated financial statements for the related fiscal year for the fair value of these awards in accordance with SFAS No. 123R. Pursuant to SEC rules, the amounts disclosed disregard estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. The resulting fair values were as follows: $31.95 per share for the July 10, 2008 grant; $43.91 per share for the July 17, 2007 grant; and $36.87 per share for the July 13, 2006 grant. Refer to Note C of the Notes to Consolidated Financial Statements contained in Item 8 of our fiscal 2009 Form 10-K for further discussion of restricted stock awards. Refer to the Grants of Plan-Based Awards in Fiscal 2009 table on page 26 of this Proxy Statement for further information on restricted stock awards granted in fiscal 2009.

(2)	The amounts in this column reflect the value determined by the Company for accounting purposes for stock option awards and do not reflect whether the recipient has actually realized a financial value from such awards (such as by exercising stock options). The amounts in this column represent the dollar amount recognized as expense in the Company’s consolidated financial statements for the related fiscal year for the fair value of these awards in accordance with SFAS No. 123R and, therefore, include amounts for awards granted prior to June 1, 2006. The fair value was determined using a Black-Scholes option pricing model in accordance with SFAS No. 123R for grants since June 1, 2006. Grants prior to June 1, 2006 were valued using a Black-Scholes option pricing model in accordance with SFAS No. 123. Pursuant to SEC rules, the amounts disclosed disregard estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. Refer to Note C of the Notes to Consolidated Financial Statements contained in Item 8 of our fiscal 2009 Form 10-K for further discussion of option awards and the relevant assumptions used in the calculation of the grant date fair value. The assumptions and resulting per share fair value for option grants included in the amounts disclosed are as follows:

	July	July	July	July	October	July	July	November	July
	2008	2007	2006	2005	2004	2004	2003	2002	2002

Risk-Free Interest Rate	3.5%	5.0%	5.1%	4.0%	3.5%	3.7%	2.5%	2.9%	3.8%
Dividend Yield	3.3%	2.7%	1.7%	1.5%	1.7%	1.5%	1.5%	1.5%	1.6%
Volatility Factor	.28	.27	.32	.31	.31	.32	.34	.35	.35
Expected Option Term Life in Years	6.5	6.5	6.5	6.5	5.0	5.0	5.0	5.0	5.0
Fair Value	$7.29	$11.77	$12.88	$11.02	$8.45	$9.26	$8.66	$8.83	$8.98

(3)	The amounts in this column represent the expense recognized in the Company’s consolidated financial statements for all option awards. As of May 31, 2009, the intrinsic value for all NEO options expensed in fiscal 2009 is zero, as the closing price of the Company’s common stock as of May 29, 2009 of $27.34 is less than the respective exercise prices.

(4)	The amounts in this column are the amounts earned under the annual incentive program. These amounts were paid in July following the applicable fiscal year.

(5)	Included in All Other Compensation for Mr. Judge are amounts of $18,050, $28,104, and $17,304 for fiscal 2009, fiscal 2008 and the fiscal year ended May 31, 2007, respectively. These amounts relate to attendance by senior management at certain sales events to recognize top performers in sales, not to exceed 2% of the sales force.

(6)	The amounts in this column consist of the Company’s matching contributions under the 401(k) Plan, except as noted in footnote (5) above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

The table below presents estimated possible payouts under the Company’s annual incentive program for fiscal 2009 based on achievement of performance objectives at various levels for the Company and individual NEOs. It also summarizes equity awards granted in fiscal 2009 to each of the NEOs. This information does not set forth the actual payout awarded to the NEOs for fiscal 2009.

							All Other
						All Other	Option		Grant
						Stock	Awards:	Exercise	Date Fair
						Awards:	Number of	or Base	Value of
			Estimated Possible Payouts Under			Number of	Securities	Price of	Stock and
			Non-Equity Incentive Plan Awards(1)			Shares of	Underlying	Option	Option
	Grant	Grant	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Type	Date	($)	($)	($)	Units (#)(2)	(#)(3)	($/Sh)	($)(4)

Jonathan J. Judge	Cash	7/10/2008	$457,500	$1,143,750	$1,830,000
	Restricted Stock	7/10/2008				45,740			$1,461,393
	Stock Option	7/10/2008					183,906	$31.95	$1,340,675
John M. Morphy	Cash	7/10/2008	$131,774	$329,434	$373,358
	Restricted Stock	7/10/2008				9,148			$292,279
	Stock Option	7/10/2008					36,781	$31.95	$268,133
Martin Mucci	Cash	7/10/2008	$128,401	$321,002	$363,803
	Restricted Stock	7/10/2008				10,000			$319,500
	Stock Option	7/10/2008					40,000	$31.95	$291,600
Michael A. McCarthy	Cash	7/10/2008	$69,144	$138,287	$165,944
	Restricted Stock	7/10/2008				4,575			$146,171
	Stock Option	7/10/2008					18,391	$31.95	$134,070
William G. Kuchta	Cash	7/10/2008	$76,378	$152,757	$183,308
	Restricted Stock	7/10/2008				4,575			$146,171
	Stock Option	7/10/2008					18,391	$31.95	$134,070
Lynn J. Miley (deceased)	Cash	7/10/2008	$63,000	$126,000	$151,200
	Restricted Stock	7/10/2008				4,575			$146,171
	Stock Option	7/10/2008					18,391	$31.95	$134,070

(1)	The amounts in these columns consist of possible annual incentive payouts under our annual incentive program for fiscal 2009. The amounts actually earned by each NEO in fiscal 2009 are reported as Non-Equity Incentive Plan Compensation in the Fiscal 2009 Summary Compensation Table on page 24 of this Proxy Statement.

(2)	The amounts in this column consist of restricted stock awards granted in fiscal 2009 under the 2002 Plan. All shares underlying these awards are restricted in that they are not transferable until they vest. These shares vest on the fifth anniversary of the grant date, provided the NEO is an employee of the Company on that date. Vesting of these shares will accelerate to one-third of the grant for each fiscal year in which a pre-established dollar target for operating income, net of certain items, as detailed in the Compensation Discussion and Analysis, is achieved. Upon death or disability these shares fully vest. The NEOs have voting rights and earn dividends on the underlying shares. Dividends are paid at the time of vesting, and will be forfeited if the NEO forfeits the related restricted stock award.

(3)	The amounts in this column consist of stock option awards granted in fiscal 2009 under the 2002 Plan. These option grants have an exercise price equal to the closing stock price on the date of grant and have a term of ten years. The options vest 20% per annum over a five-year period. Upon death or disability, all unvested options fully vest.

(4)	The amounts in this column represent the aggregate grant date fair value of stock and option awards granted in fiscal 2009 under the 2002 Plan. The fair value of restricted stock awards of $31.95 per share was equal to the price of the underlying common stock on the date of grant. The fair value of stock options of $7.29 per share was determined using a Black-Scholes option pricing model in accordance with SFAS No. 123R. Refer to Note C of the Notes to Consolidated Financial Statements contained in Item 8 of our fiscal 2009 Form 10-K for further discussion of the relevant assumptions used in the calculation of the grant date fair value.

OUTSTANDING EQUITY AWARDS AS OF MAY 31, 2009

The following table presents the equity awards made to NEOs which are outstanding as of May 31, 2009.

	Option Awards					Stock Awards(3),(4)
						Number
		Number of	Number of			of Shares	Total
		Securities	Securities			or Units	Market Value
		Underlying	Underlying			of Stock	of Shares or
		Unexercised	Unexercised			That Have	Units of Stock
		Options	Options	Option	Option	Not	That Have Not
	Grant	(Exercisable)	(Unexercisable)	Exercise	Expiration	Vested	Vested
Name	Date	(#)(1)	(#)(1),(2)	Price ($)	Date	(#)	($)(5)

Jonathan J. Judge	07/10/2008	—	183,906	$31.95	07/09/2018
	07/17/2007	30,000	120,000	$43.91	07/17/2017
	07/13/2006	60,000	90,000	$36.87	07/13/2016
	07/07/2005	150,000	100,000	$33.68	07/07/2015
	10/01/2004	650,000	—	$30.68	10/01/2014
						79,075	$2,161,911
John M. Morphy	07/10/2008	—	36,781	$31.95	07/09/2018
	07/17/2007	6,000	24,000	$43.91	07/17/2017
	07/13/2006	12,000	18,000	$36.87	07/13/2016
	07/07/2005	30,000	20,000	$33.68	07/07/2015
	07/08/2004	30,000	—	$31.79	07/08/2014
	07/12/2001	15,000	—	$40.86	07/12/2011
	07/13/2000	15,000	—	$42.69	07/13/2010
						45,816	$1,252,609
Martin Mucci	07/10/2008	—	40,000	$31.95	07/09/2018
	07/17/2007	6,000	24,000	$43.91	07/17/2017
	07/13/2006	12,000	18,000	$36.87	07/13/2016
	07/07/2005	30,000	20,000	$33.68	07/07/2015
	07/08/2004	30,000	—	$31.79	07/08/2014
	07/10/2003	25,000	—	$29.55	07/10/2013
	07/11/2002	15,000	—	$28.14	07/11/2012
						16,668	$455,703
Michael A. McCarthy	07/10/2008	—	18,391	$31.95	07/09/2018
	07/17/2007	3,000	12,000	$43.91	07/17/2017
	07/13/2006	3,000	9,000	$36.87	07/13/2016
	07/07/2005	4,000	8,000	$33.68	07/07/2015
	07/08/2004	5,000	—	$31.79	07/08/2014
						7,910	$216,259
William G. Kuchta	07/10/2008	—	18,391	$31.95	07/09/2018
	07/17/2007	3,000	12,000	$43.91	07/17/2017
	07/13/2006	6,000	9,000	$36.87	07/13/2016
	07/07/2005	15,000	10,000	$33.68	07/07/2015
	07/08/2004	12,000	—	$31.79	07/08/2014
	07/10/2003	8,000	—	$29.55	07/10/2013
	07/11/2002	15,000	—	$28.14	07/11/2012
	07/12/2001	8,000	—	$40.86	07/12/2011
	07/13/2000	12,000	—	$42.69	07/13/2010
						7,910	$216,259
Lynn J. Miley (deceased)	07/10/2008	18,391	—	$31.95	05/21/2012
	07/17/2007	15,000	—	$43.91	05/21/2012
	07/13/2006	15,000	—	$36.87	05/21/2012
	07/07/2005	25,000	—	$33.68	05/21/2012
	07/08/2004	20,000	—	$31.79	05/21/2012
						—	$—

(1)	As of May 31, 2009, the total potential realizable value for all options, exercisable or unexercisable, is zero as the closing price of the Company’s common stock as of May 29, 2009 of $27.34 is less than the respective exercise prices.

(2)	The option awards displayed in this column vest 20% per annum over a five-year period from the date of grant. The following table provides information with respect to the future vesting of each NEO’s outstanding options:

	Number of Securities Vesting (#)
	July	July	July	July	July
	2009	2010	2011	2012	2013

Jonathan J. Judge	146,781	146,781	96,781	66,781	36,782
John M. Morphy	29,356	29,356	19,356	13,356	7,357
Martin Mucci	30,000	30,000	20,000	14,000	8,000
Michael A. McCarthy	13,678	13,678	9,678	6,678	3,679
William G. Kuchta	14,678	14,678	9,678	6,678	3,679

(3)	Total dividends and interest accrued on the restricted stock awards that have not vested as of May 31, 2009 were as follows: Mr. Judge — $148,475; Mr. Morphy — $103,797; Mr. Mucci — $30,756; Mr. McCarthy — $14,853; and Mr. Kuchta — $14,853.

(4)	The stock awards in these columns represent awards on July 13, 2006, July 17, 2007, and July 10, 2008, and may have their restrictions lapse over three years if the performance criteria for acceleration are met, as detailed in the table below. No shares vested in July 2009, as the established targets for operating income, net of certain items, were not met. If performance criteria are not met for all years, unvested shares from the July 2006 grant vest on July 13, 2011, unvested shares from the July 2007 grant vest on July 17, 2012, and unvested shares from the July 2008 grant vest on July 10, 2013, assuming the NEO is an employee of the Company on those dates.

	Number of Securities Vesting (#)
	July	October	July	October	July	October
	2010	2010	2011	2011	2012	2012

Jonathan J. Judge	37,469	—	26,359	—	15,247	—
John M. Morphy	7,494	10,000	5,272	10,000	3,050	10,000
Martin Mucci	7,778	—	5,556	—	3,334	—
Michael A. McCarthy	3,748	—	2,637	—	1,525	—
William G. Kuchta	3,748	—	2,637	—	1,525	—

In July 2007, Mr. Morphy received a one-time grant to provide incentive for long-term retention. The award vests one-third per year beginning in October 2010.

(5)	The market value displayed is based on the number of shares that have not vested multiplied by $27.34, the closing price of the Company’s common stock as of May 29, 2009.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table provides information about the value realized by the NEOs upon the exercise of options and the lapsing of restricted stock awards during fiscal 2009. Certain columns in this table and the presentation of information on an award by award basis are not required by the rules relating to executive compensation disclosures and is not a substitute for the information required by Item 402 of SEC Regulation S-K, but rather is intended to provide additional information that stockholders may find useful.

	Option Awards				Stock Awards
		Number of				Number of
	Date of	Shares Acquired	Exercise	Value Realized on	Date of	Shares Acquired	Value Realized on
Name	Grant	on Exercise (#)	Price ($)	Exercise ($)(1)	Grant	on Lapsing (#)	Lapse ($)(2)

Jonathan J. Judge	—	—	—	—	07/13/2006	11,111	$354,996
					07/17/2007	11,111	$354,996

John M. Morphy	—	—	—	—	07/13/2006	2,222	$70,993
					07/17/2007	2,222	$70,993

Martin Mucci	—	—	—	—	07/13/2006	2,222	$70,993
					07/17/2007	2,222	$70,993

Michael A. McCarthy	—	—	—	—	07/13/2006	1,111	$35,496
					07/17/2007	1,111	$35,496

William G. Kuchta(3)	07/09/1998	20,250	$19.00	$251,754	07/13/2006	1,111	$35,496
	07/08/1999	13,500	$21.46	$83,670	07/17/2007	1,111	$35,496

Lynn J. Miley (deceased)	—	—	—	—	07/13/2006	2,223	$65,031
					07/17/2007	3,334	$94,539
					07/10/2008	4,575	$121,512

(1)	Amounts in this column represent the difference between the market price and the exercise price of a share of the Company’s common stock as of the date of exercise for all options exercised.

(2)	Amounts in this column represent the closing stock price of the Company’s common stock of $31.95 as of July 10, 2008, for restricted stock lapsed on that date. This restricted stock lapsed based on achievement of pre-set performance targets. For Mr. Miley, his lapse on July 10, 2008 consisted of 1,111 shares on each grant dated July 13, 2006 and July 17, 2007. All other shares for Mr. Miley lapsed on his date of death at the closing stock price of $26.56.

(3)	Option exercises due to approaching expiration of the 10-year term for stock options.

NON-QUALIFIED DEFERRED COMPENSATION

FISCAL 2009

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The plan has been designed to comply with the current guidelines of section 409A of the Code. Eligible employees are able to defer up to 50% of their annual base salary and bonus. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices. The NEO has sole control as to which of the designated funds to invest in, and earns the resulting return on such investment. We do not match any participant deferral or guarantee a certain rate of return. Distributions are paid at one of the following dates selected by the participant: the participant’s termination date; the date the participant retires from any active employment; or a designated specific date. Payments can be either in a lump sum or in annual installments over a period not to exceed ten years. In fiscal 2009, certain NEOs made a one-time election for a distribution from the plan under the 409A transition rules.

The following table summarizes our NEOs benefits under the plan.

	Fiscal 2009			Aggregate
		Aggregate		Balance as of
	Executive	Earnings	Aggregate	May 31, 2009
Name	Contributions($)(1)	($)(2)	Distributions($)(3)	($)(4),(5)

Jonathan J. Judge	$316,155	$(561,214)	$(926,178)	$—
John M. Morphy	$—	$(46,763)	$(254,245)	$75,363
Martin Mucci	$79,202	$(16,037)	$—	$344,661
Michael A. McCarthy	$136,776	$(243,581)	$—	$424,886
William G. Kuchta	$38,784	$(81,967)	$—	$211,162
Lynn J. Miley(6) (deceased)	$48,632	$(59,422)	$(39,495)	$170,540

(1)	Amounts in this column are reflected in the Fiscal 2009 Summary Compensation Table on page 24 of this Proxy Statement in the fiscal year in which the amounts were received.

(2)	Amounts in this column include both realized and unrealized earnings. They are not included in the Fiscal 2009 Summary Compensation Table on page 24 of this Proxy Statement as the earnings on these investments are not considered to be “above-market” earnings.

(3)	Amounts in this column represent one-time election for distribution from the plan in calendar 2009.

(4)	Amounts in this column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in current and previous years in the Fiscal 2009 Summary Compensation Table on page 24.

(5)	The investment funds managed at Legg Mason available to NEOs and the funds’ annual rate of return as of May 31, 2009 are as follows:

	Rate of			Rate of
Name of Fund	Return		Name of Fund	Return

Appreciation Fund Class A	(27.75%	)	Aggressive Growth Fund Class A	(34.34%	)
Diversified Strategic Income Fund Class A	(6.74%	)	Capital and Income Fund Class A	(29.00%	)
Fundamental Value Fund Class A	(32.66%	)	Corporate Bond Fund Class A	(13.89%	)
Mid Cap Core Fund Class A	(29.81%	)	Government Securities Fund Class A	3.60%
Small Cap Growth Class A	(33.44%	)	Money Market Fund Class A	1.61%
International All Cap Opportunity Fund Class A	(34.75%	)	Large Cap Growth Fund Class A	(23.98%	)

(6)	The estate of Mr. Miley received a full distribution of the deferred compensation plan balance in July 2009.

CHANGE OF CONTROL AND SEVERANCE ARRANGEMENT

FISCAL 2009

CEO Change in Control and Severance Arrangement

Our CEO, Mr. Judge, is the only NEO with a severance arrangement, described in his employment agreement which was renewed on November 30, 2007. Refer to agreement filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC in November 2007. If Mr. Judge is terminated other than for cause or resigns for good reason, he is entitled to:

•	one year’s annual base salary;

•	a severance payment equal to his annual incentive bonus determined at the same percentage of plan as for the immediately preceding fiscal year (without proration);

•	unvested equity awards made prior to July 1, 2007 shall immediately vest and become exercisable; and

•	twelve months of health insurance premiums.

If the termination other than for cause or resignation for good reason occurs within one year of a change of control, in addition to the previously mentioned compensation, all unvested equity awards, regardless of when granted, shall immediately vest and become exercisable. “Cause” is defined in Mr. Judge’s employment agreement as dereliction of duty (after notice and a reasonable opportunity to cure), conviction for a felony, willful misconduct, or failure to follow a lawful directive from the Board (after notice and a reasonable opportunity to cure). “Good reason” is defined in Mr. Judge’s employment agreement as failure of the Company to make any payments or equity grants to the CEO or any other material breach by the Company of its obligations to the CEO within 30 days after the same shall be due, and any material reduction in the CEO’s duties, authority, or responsibilities. “Change of Control” is defined in Mr. Judge’s employment agreement as: the acquisition by any person or entity of at least 50% of the voting shares of Paychex; a consolidation or merger involving Paychex in which Paychex is not the surviving entity; the sale, lease, or exchange of all or substantially all of the Company’s assets; or shareholder approval of a plan of liquidation or dissolution of Paychex.

All Other NEOs

NEOs, with the exception of Mr. Judge, do not have severance arrangements. However, for all NEOs, upon death or disability, all unvested stock options and restricted stock awards become fully vested under the terms of the award agreements under the 2002 Plan.

Potential Benefits Upon Separation from Company

The following table presents the compensation and benefits to the NEOs upon separation from employment with the Company for the various reasons specified.

				Termination Other
	Voluntary			Than for Cause/
	Resignation/		Termination Other	Resignation for
	Termination for		Than for Cause/	Good Reason within
	Cause or	Death or	Resignation for	One Year of Change
	Retirement	Disability	Good Reason	of Control

Jonathan J. Judge
Compensation:
Base Salary	$—	$—	$915,000	$915,000
Annual Incentive Bonus	—	—	320,250	320,250
Options Awards(1)	—	—	—	—
Restricted Stock Awards(2)	—	2,161,911	303,802	2,161,911
Benefits:
Health Insurance Premiums	—	—	12,469	12,469

Total	$—	$2,161,911	$1,551,521	$3,409,630

John M. Morphy
Options Awards(1)	$—	$—	$—	$—
Restricted Stock Awards(2)	—	1,252,609	—	—

Total	$—	$1,252,609	$—	$—

Martin Mucci
Options Awards(1)	$—	$—	$—	$—
Restricted Stock Awards(2)	—	455,703	—	—

Total	$—	$455,703	$—	$—

Michael A. McCarthy
Options Awards(1)	$—	$—	$—	$—
Restricted Stock Awards(2)	—	216,259	—	—

Total	$—	$216,259	$—	$—

William G. Kuchta
Options Awards(1)	$—	$—	$—	$—
Restricted Stock Awards(2)	—	216,259	—	—

Total	$—	$216,259	$—	$—

Total for all NEOs	$—	$4,302,741	$1,551,521	$3,409,630

(1)	The value of the unvested options is determined by the difference in the closing price of the Company’s common stock of $27.34 on May 29, 2009 and the exercise price multiplied by the number of unvested options. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided.

(2)	The value of the unvested stock is based upon the closing price of the Company’s common stock of $27.34 on May 29, 2009.

ALTERNATE FORM OF PRESENTATION OF COMPENSATION RECEIVED IN FISCAL 2009

In reviewing the Company’s NEO compensation, it is important to note the actual amounts Paychex provided to its NEOs in fiscal 2009. The table below is an alternate form of presentation of NEO compensation that shows the actual compensation received by each of the NEOs for fiscal 2009. This table is not required by the rules relating to executive compensation disclosures and is not a substitute for information required by Item 402 of SEC Regulation S-K, but rather it is intended to provide additional information that stockholders may find useful. This table includes salary, incentive payout, net value realized from the exercise of options and lapsing of restricted stock, and all other compensation received during fiscal 2009. The main differences between this form of presentation and the Fiscal 2009 Summary Compensation Table on page 24 of this Proxy Statement are as follows:

•	The annual incentive program payout is the amount actually received in July 2008, which was earned based on fiscal 2008 actual results. The annual incentive amounts disclosed in the Fiscal 2009 Summary Compensation Table on page 24 of this Proxy Statement are the amounts earned for fiscal 2009 that were paid in July 2009.

•	Amounts disclosed for option exercises includes option activity that the individual initiated rather than the expense reflected in the Fiscal 2009 Summary Compensation Table on page 24 of this Proxy Statement.

•	Amounts disclosed for restricted stock lapses are the value of shares that lapsed during fiscal 2009 rather than the expense reflected in the Fiscal 2009 Summary Compensation Table on page 24 of this Proxy Statement.

	Fiscal 2009 Compensation Received by NEOs
				Restricted
	Annual	Annual	Option	Stock	All Other
	Base Salary(1)	Incentive(1)	Exercises(2)	Lapse(2)	Compensation(3)	Total

Jonathan J. Judge	$915,000	$1,055,388	$—	$709,992	$30,221	$2,710,601
John M. Morphy	$435,611	$296,851	$—	$141,986	$8,941	$883,389
Martin Mucci	$423,911	$286,550	$—	$141,986	$7,254	$859,701
Michael A. McCarthy	$274,649	$110,603	$—	$70,992	$8,159	$464,403
William G. Kuchta	$303,796	$143,648	$335,424	$70,992	$10,169	$864,029
Lynn J. Miley (deceased)	$250,246	$120,199	$—	$281,082	$10,177	$661,704

(1)	Included in the annual base salary and annual incentive are amounts deferred under the Company’s non-qualified and unfunded deferred compensation plan as shown in the “Executive Contributions” column of the Non-Qualified Deferred Compensation table on page 30 of this Proxy Statement.

(2)	Refer to the Option Exercises and Stock Vested in Fiscal 2009 table on page 29 for further information on these amounts.

(3)	Refer to notes 5 and 6 of the Fiscal 2009 Summary Compensation Table on page 25 of this Proxy Statement for information on these amounts.

OTHER MATTERS AND INFORMATION

Proposals for Next Year’s Annual Meeting

Stockholder proposals, which are intended to be presented at the 2010 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 6, 2010. Any such proposals must be submitted in accordance with applicable SEC rules and regulations.

Stockholder proposals, which are intended to be presented at the 2010 Annual Meeting of Stockholders and which are submitted and not included in the Company’s Proxy Statement other than in accordance with the procedures specified in SEC Rule 14a-8, will be considered untimely if not received by the Company’s Secretary on or before July 20, 2010.

Other Actions at the Annual Meeting

As of the date of this Proxy Statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their judgment.

Cost of Solicitation of Proxies

Solicitation of proxies is made on behalf of the Company and the Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mail or via the Internet, directors, officers, and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other communication means.

Electronic Access to Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report are also available on the Company’s website at www.paychex.com at the Investor Relations section under “Annual Reports and Proxy Statements.” As an alternative to receiving paper copies of the Proxy Statement and Annual Report in the mail, stockholders can elect to receive an e-mail message, which will provide a link to these documents on the Internet. Opting to receive your proxy materials online saves the Company the cost of producing and mailing bulky documents and reduces the volume of duplicate information received by you. To give your consent to receive future documents via electronic delivery, please vote your proxy via the Internet and follow the instructions to register for electronic delivery.

Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and Annual Report are being mailed to stockholders on or about September 3, 2009. You may also obtain a copy of our Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

In accordance with notices previously sent to stockholders, the Company is delivering one Annual Report and Proxy Statement in one envelope addressed to all stockholders who share a single address unless they have notified the Company that they wish to revoke their consent to the program known as “householding.” Householding is intended to reduce the Company’s printing and postage costs.

You may revoke your consent at any time by calling toll-free (800) 542-1061 or by writing to Broadridge Investor Communications Services, Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will receive individual copies of the Company’s disclosure documents.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Proxy Statement and Annual Report to a security holder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, please contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

If you own Paychex stock beneficially through a bank or broker, you may already be subject to householding if you meet the criteria. If you wish to receive a separate Proxy Statement and Annual Report in future mailings, you should contact your bank or broker.

911 PANORAMA TRAIL SOUTH
ROCHESTER, NY 14625-2396
INSTRUCTIONS FOR SUBMITTING PROXY:
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Paychex, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Paychex, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
YOUR VOTE IS IMPORTANT
Do not return this proxy card if you vote by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M16664-P84586	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PAYCHEX, INC.

Proposals - The Board of Directors recommends a vote FOR each of the nominees listed in Item 1 and FOR Item 2.

1.	ELECTION OF DIRECTORS		For	Against	Abstain

	1a. B. Thomas Golisano		☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

	1b. David J. S. Flaschen		☐	☐	☐

	1c. Grant M. Inman		☐	☐	☐

	1d. Pamela A. Joseph		☐	☐	☐

SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER THE ESOP WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY OCTOBER 7, 2009, THE SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE PARTICIPANT WILL BE VOTED BY THE ESOP TRUSTEE IN THE SAME PROPORTION AS ESOP SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.

	1e. Jonathan J. Judge		☐	☐	☐

	1f. Joseph M. Tucci		☐	☐	☐

	1g. Joseph M. Velli		☐	☐	☐

2.	RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.		☐	☐	☐

Please sign exactly as your name appears on this proxy. If the shares are issued in the name of two or more persons, all such persons must sign the proxy.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

September 3, 2009
Dear Paychex Stockholder:
The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, October 13, 2009 at 10:00 a.m. Eastern Time at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.
The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers.
It is important that these shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, written proxy, or written ballot at the Annual Meeting. We encourage you to use the Internet because it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.
We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Secretary of the Company at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.
Sincerely,

Jonathan J. Judge
President and
Chief Executive Officer
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M16665-P84586
Proxy Solicited on Behalf of the Board of Directors
of Paychex, Inc. for the Annual Meeting, October 13, 2009
PROXY
The undersigned hereby appoints JONATHAN J. JUDGE and JOHN M. MORPHY, or either one of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on October 13, 2009 (“Annual Meeting”), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.
If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex, Inc. 401(k) Incentive Retirement Plan, then the undersigned hereby directs the trustee of the ESOP to vote all shares of Paychex, Inc. Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matter set forth on the reverse side.